Exhibit 14.1

MULTIMEDIA GAMES HOLDING COMPANY, INC.

Code of Business Conduct and Ethics

1.           Introduction – One of our Company’s most valuable assets is its integrity, especially given the highly regulated nature of our business. Protecting this asset is the job of everyone in the Company. To that end, we have established this Code of Business Conduct and Ethics to help our directors, officers and employees (the “Covered Persons” or “you”) both comply with the law and maintain the highest standards of ethical conduct.  This Code does not cover every issue that may arise, but it sets out basic principles and a methodology to help guide all Covered Persons in the attainment of this common goal.  This Code applies to all Covered Persons, and should also be provided to and followed, where possible and applicable by the Company’s agents and representatives, including consultants. All Covered Persons must conduct themselves accordingly and seek to avoid even the appearance of improper behavior.

All of the Company’s Covered Persons must carry out their duties in accordance with the policies set forth in this Code and with applicable laws and regulations. Violations of applicable law or deviations from the standards embodied in this Code will result in disciplinary action that may include oral or written warning, disciplinary probation, suspension, reduction in salary, demotion or dismissal from employment. These disciplinary actions also may apply to a Covered Person’s supervisor who directs or approves the Covered Person’s improper actions, or is aware of those actions but does not act appropriately to correct them. In addition to imposing its own discipline, the Company may also bring suspected violations of law to the attention of the appropriate law enforcement personnel the SEC, or gaming regulatory agencies. If you are in a situation which you believe may violate or lead to a violation of this Code, follow the procedures described herein.

2.           Compliance with Laws, Rules and Regulations – The Company seeks to comply with the laws and regulations in all jurisdictions in which it operates.

The Company is committed to full compliance with the laws of the cities, states and countries in which it operates.  These include, without limitation, foreign, federal, state, local and tribal gaming regulations and licensing; federal, state and Native American laws related to general commercial relationships with Native American customers; laws and regulations concerning environmental matters, bribery and kickbacks, copyrights, trademarks and trade secrets, information privacy, insider trading, illegal political contributions, antitrust prohibitions, foreign corrupt practices, false or misleading financial information and misuse of corporate assets.  Although not all Covered Persons are expected to know the details of these laws, it is important to know enough to determine when to seek advice from supervisors, managers or other appropriate personnel. The Company may provide information and holds sessions to promote compliance with particular laws, rules and regulations.

A.           Interactions with Government

In the course of your duties at the Company, you may interact with U.S. federal, state, local and tribal governments and the governments of other countries.  In any such interactions with the government, you should:

•	Be forthright and candid at all times. No Covered Person should intentionally misstate or omit any material information from any written or oral communication with the government or public officials.

•	Exercise extreme care in maintaining records for and allocating costs to government contracts. Costs incurred on one government project should not be charged against another government project.

•
Maintain proper conduct.  A Covered Person shall conduct himself or herself at all times in a manner to avoid the fact of or appearance of an attempt to secure an advantage for the Company or personal gain, or to improperly influence or impair the objective, independent judgment of a public official or government employee.

In addition, Covered Persons should adhere to the following prohibitions at all times:

•	Covered Persons should not offer or exchange any gifts, gratuities or favors with, or pay for meals, entertainment, travel or other similar expenses for, government employees or public officials.

•
Covered Persons should not pay, loan, give or otherwise transfer, directly or indirectly, funds or assets of the Company for the personal benefit of any public official or government employee or any entity in which a public official or government employee is known to have an interest.

•
Covered Persons should not enter into any transactions with any public officials, government employees or entities in which a public official or government employee is known to have an interest, except for a legitimate business purpose and in accordance with applicable law.

If your job responsibilities include interacting with the government, you are expected to understand and comply with the special laws, rules and regulations that apply to your job position.  If any doubt exists about whether a course of action is lawful, you should seek advice immediately from your supervisor or manager or the Company’s Law Department.

B.           Political Contributions and Activities

The Company encourages its employees to participate in the political process as individuals and on their own time.  However, federal and state contribution and lobbying laws severely limit the contributions the Company can make to political parties or candidates.  It is Company policy that Company funds or assets not be used to make a political contribution to any political party or candidate, unless prior approval has been given by the Company’s Chief Executive Officer and General Counsel.

The following guidelines are intended to ensure that any political activity a Covered Person pursues complies with this policy:

•	Contribution of Funds. You may contribute your personal funds to political parties or candidates. The Company will not make reimbursements for personal political contributions.

•	Volunteer Activities. You may participate in volunteer political activities during non-work time, but may not participate in political activities during working hours.

•
Use of Company Facilities.  The Company’s facilities generally may not be used for political activities (including fundraisers or other activities related to running for office).  However, the Company may make its facilities available for limited political functions, including speeches by government officials and political candidates, with the approval of the Company’s Chief Executive Officer or General Counsel.

•
Use of Company Name.  When you participate in political affairs, you should be careful to make it clear that your views and actions are your own, and not made on behalf of the Company.  For instance, Company letterhead should not be used to send out personal letters in connection with political activities.

These guidelines are intended to ensure that any political activity pursued by Covered Persons is done voluntarily and on their own resources and time.  Covered Persons should contact the Company’s General Counsel with any questions regarding this policy.

C.           The Foreign Corrupt Practices Act and Other Laws Governing the Company’s Business Internationally

 The Foreign Corrupt Practices Act (the “FCPA”) prohibits the Company and its employees and agents from offering or giving money or any other item of value to win or retain business or to influence any act or decision of any governmental official, political party, candidate for political office or official of a public international organization.  Stated more concisely, the FCPA prohibits the payment of bribes, kickback or other inducements to foreign officials.  This prohibition also extends to payments to a sales representative or agent if there is reason to believe that the payment will be used indirectly for a prohibited payment to foreign officials.  Violation of the FCPA is a crime that can result in severe fines and criminal penalties, as well as disciplinary action by the Company, up to and including termination of employment.

Certain small facilitation or “grease” payments to foreign officials may be permissible under the FCPA if customary in the country or locality and intended to secure routine governmental action.  Governmental action is “routine” if it is ordinarily and commonly performed by a foreign official and does not involve the exercise of discretion.  For instance, “routine” functions would include setting up a telephone line or expediting a shipment through customs.  To ensure legal compliance, all facilitation payments must receive prior written approval from the Company’s General Counsel and must be clearly and accurately reported as a business expense.

The Company’s business is subject to various U.S. and international trade control regulations, including licensing, shipping documentation, import documentation and reporting and record retention requirements.  To ensure compliance, all shipments of product, software and technology must be cleared through the [Shipping and Receiving Department] of the originating facility or location.  This requirement also applies to all samples, products, documents or data that are going to be hand carried during foreign travel.

Employees with significant responsibilities in the Company’s international business units have an additional responsibility to understand and comply with such applicable laws.  These employees are expected to have a working knowledge of the laws and regulations applicable to their job positions.  Questions and requests for assistance should be directed to the Company’s Law Department.

The Company is also subject to U.S. anti-boycott laws and regulations, which prevent U.S. companies and certain of their subsidiaries from taking action in support of a boycott imposed by a foreign country upon a nation that is friendly with the United States.  Boycott laws often change and must be closely monitored.  To ensure compliance, any boycott issue must be referred to the Company’s Law Department.

3.           Full, Fair, Accurate, Timely and Understandable Disclosure – It is of paramount importance to the Company that all disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission (“SEC”), and in other public communications made by the Company is full, fair, accurate, timely and understandable. You must take all steps available to assist the Company in these responsibilities consistent with your role within the Company. In particular, you are required to provide prompt and accurate answers to all inquiries made to you in connection with the Company’s preparation of its public reports and disclosure and to fully cooperate with the SEC Disclosure Committee, Chief Compliance Officer and the Internal Auditor as they each individually and jointly perform their duties relating to SEC Disclosure.

Accurate and reliable records are crucial to the Company’s business.  The Company’s records are the basis of its earnings statements, financial reports and other disclosures to the public and guide the Company’s business decision-making and strategic planning.  Company records include booking information, payroll, timecards, travel and expense reports, e-mails, accounting and financial data, measurement and performance records, electronic data files and all other records maintained in the ordinary course of our business.  All Company records must be complete, accurate and reliable in all material respects.  Undisclosed or unrecorded funds, payments or receipts are inconsistent with the Company’s business practices and are prohibited.  You are responsible for understanding and complying with the Company’s record-keeping policy.

The Chief Executive Officer, Chief Financial Officer, controller, principal accounting officer, persons performing similar functions and all employees working in the Finance Department have a special responsibility to, at all times, take steps to ensure compliance with established accounting procedures, the company’s system of internal controls and generally accepted accounting principles. This includes ensuring that the Company’s books and records accurately reflect all executed transactions and provide a full account of the company’s assets, liabilities, revenues and expenses. Any attempts to enter inaccurate or fraudulent information into the Company’s accounting system will not be tolerated. Every reasonable effort should be made to file periodic reports with the SEC in accordance with established deadlines. The Chief Executive Officer, Chief Financial Officer, controller, principal accounting officer, persons performing similar functions and all employees working in the Finance Department are obligated to cooperate with the SEC Disclosure Committee.

4.           Corporate Opportunities – Covered Persons owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.

Examples of prohibited conduct by Covered Persons include, but are not limited to:

•	Taking for themselves opportunities that are discovered through the use of corporate property, information or position; and

•	Using corporate property, information or position for personal gain; or competing with the Company.

If a Covered Person has any doubt with respect to any opportunity that presents itself, he or she should seek advice from supervisors, managers or other appropriate personnel.

5.           Fair Dealing – Our goal is to be regarded as a company that does business with integrity.

Each Covered Person should endeavor to deal with the Company’s customers, suppliers, competitors and other Covered Persons in an honest and forthright manner. Under federal and state laws, the Company is prohibited from engaging in unfair methods of competition, and unfair or deceptive acts and practices. No Covered Person should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair-dealing practice.

Examples of prohibited conduct include, but are not limited to:

•	Acquiring a competitor's trade secrets through bribery or theft;

•	Making false, deceptive or disparaging claims or comparisons about competitors or their products or services;

•	Making affirmative claims about the Company’s products and services without having a reasonable basis for doing so;

•	Mislabeling products or services;

•	Refusing to sell, service or maintain products the Company has produced simply because a customer is buying products from another supplier; or

•	Providing entertainment or other benefits that exceed reasonable and customary business practice, or that could be viewed as an inducement to or a reward for, customer purchase decisions.

In addition, any public statements by or on behalf of the Company should always be accurate, have a reasonable basis in fact, and not be misleading. Public statements may include such things as advertising, promotional activities and sales representations.

6.           Insider Trading – Covered Persons are prohibited from trading in the stock or other securities of the Company while in possession of material nonpublic information about the Company.  In addition, Covered Persons are prohibited from recommending, “tipping” or suggesting that anyone else buy or sell stock or other securities of the Company on the basis of material nonpublic information.  Covered Persons who obtain material nonpublic information about another company with which the Company does business are prohibited from trading in the stock or securities of the other company while in possession of such information or “tipping” others to trade on the basis of such information.  Violation of insider trading laws can result in severe fines and criminal penalties, as well as disciplinary action by the Company, up to and including termination of employment.

Before conducting any trade in the Company’s securities, it is imperative that you consult with the Company’s Law Department and follow the procedures described in the Company’s Policy on Insider Trading and Communications With the Public.

7.           Conflicts of Interest – A Covered Person should avoid any situation in which his or her personal interests conflict or would appear to conflict with the Company’s interests. Covered Persons should avoid entering into situations in which their personal, family or financial interests may conflict with those of the Company. The following are examples of conflicts that must be declared and resolved:

•	the receipt by a Covered Person, or a member of his or her family, of improper personal benefits as a result of the Covered Person’s position in the Company;

•	actions or interests taken or held by a Covered Person that make it difficult to perform his or her company work objectively and effectively;

•	simultaneous work by a Covered Person for a competitor, customer, or supplier;

•
an interest held by a Covered Person in a customer, supplier, or competitor (other than through mutual funds or investments in an individual company that represents less than 5% of the total assets of the Covered Person) of the Company;

•	the acquisition by a Covered Person of an interest in property (such as real estate, patent rights or securities) where the Company has, or might have, an interest; or

•
loans to, or guarantees of obligations of, Covered Persons and their family members by any company that is a material customer, supplier, or competitor of the Company (excluding arms-length transactions with banks, brokerage firms or other financial institutions).

Covered Persons may not divulge or use the Company’s confidential information – such as financial data, customer information and computer programs – for their own personal or business purposes.

Conflicts are not always clear-cut. If a Covered Person becomes aware of a conflict, potential conflict or has a question as to a potential conflict, the Covered Person should consult with higher levels of management or the Company’s Law Department and/or follow the procedures described in Section 13 of this Code.

8.           Gifts and Entertainment – The giving and receiving of gifts is a common business practice.  Appropriate business gifts and entertainment are welcome courtesies designed to build relationships and understanding among business partners.  However, gifts and entertainment should not compromise, or appear to compromise, a Covered Person’s ability to make objective and fair business decisions.

It is your responsibility to use good judgment in this area.  As a general rule, you may give or receive gifts or entertainment of reasonable value to or from customers or suppliers only if the gift or entertainment would not be viewed as an inducement to or reward for any particular business decision, and as long as the gift or entertainment would not jeopardize any of the Company’s gaming licenses, or embarrass the Company if it were made public.  All gifts and entertainment expenses should be properly accounted for on expense reports.  The following specific examples may be helpful:

Meals and Entertainment.  Covered Persons may occasionally accept or give meals, refreshments or other entertainment if:

•	the item is of reasonable value;

•	the item is not an inducement to or reward for any particular business decision;

•	a primary purpose of the meeting or attendance at the event is business related;

•	the expenses would be paid by the Company as a reasonable business expense if not paid for by another party; and

•	the item would not jeopardize any of the company’s gaming licenses or approvals, or embarrass the Company if it were made public.

Consistent with the foregoing, entertainment of reasonable value may include food and tickets for sporting and cultural events if they are generally offered to or by other customers, suppliers or vendors.

Trips.  Covered Persons may occasionally accept trips or pay for the trips of others if:

•	the trip and related expenses are of reasonable value;

•	the trip is not an inducement to or reward for any particular business decision;

•	a primary purpose of the trip is business related;

•	the expenses would be paid by the Company as a reasonable business expense if not paid for by another party, and

•	the trip would not jeopardize any of the company’s gaming licenses or approvals, or embarrass the Company if it were made public.

Advertising and Promotional Materials.  Covered Persons may occasionally accept or give advertising or promotional materials of nominal value.

Personal Gifts.  Covered Persons may accept or give personal gifts of reasonable value that are related to recognized special occasions such as a graduation, promotion, new job, wedding, retirement or a holiday.  A gift is also acceptable if it is based on a family or personal relationship and unrelated to the business involved between the individuals.

Gifts Rewarding Service or Accomplishment.  A Covered Person may accept a gift from a civic, charitable or religious organization specifically related to his or her service or accomplishment.

If you conduct business in other countries, you must be particularly careful that gifts and entertainment are not construed as bribes, kickbacks or other improper payments.  See “The Foreign Corrupt Practices Act and Other Laws Governing the Company’s Business Internationally” for a more detailed discussion of the Company’s policies regarding giving or receiving gifts related to business transactions in other countries.

You should make every effort to refuse or return a gift that is beyond these permissible guidelines.  If it would be inappropriate to refuse or impossible to return a gift, you should promptly report the gift to your supervisor.  The supervisor will bring the gift to the attention of the Company’s Law Department, which may require you to donate the gift to an appropriate community organization.  If you have any questions about whether it is permissible to accept a gift or something else of value, you should contact your supervisor or the Company’s Law Department for additional guidance.

9.           Confidentiality – All confidential information obtained by Covered Persons while employed by or serving for the Company is the property of the Company and must be protected. Confidential information includes all non-public information that might be of use to competitors, or harmful to the Company or its customers, if disclosed. Covered Persons must maintain the confidentiality of such information entrusted to them by the Company or its customers, except when disclosure is authorized by the Company or required by law. The obligation to keep this information confidential applies even to communications with family members.

Examples of confidential information include the Company’s trade secrets; business trends; detailed sales, cost and profit figures (including, for example, information about our holds per day and other performance characteristics of our systems); new product or marketing plans; research and development ideas or information; manufacturing processes; information about potential acquisitions, divestitures and investments; and any privileged customer or supplier information.

Confidential information cannot be disclosed by any Covered Person to any third party unless the third party has signed a nondisclosure agreement approved by the Company’s management, and should be divulged only to persons having a need to know the information in order to carry out their job responsibilities. Further you may not use any confidential information other than for legitimate, Company-related reasons. Covered Persons’ obligations with respect to confidential information of the Company continue even after employment with or services for the company terminates.

10.           Protection and Proper Use of Company Assets – All Covered Persons should endeavor to protect the Company’s assets and ensure their efficient use. Company assets are to be used only for legitimate company business purposes and only by authorized Covered Persons or their designees. This includes both tangible and intangible assets. Intangible assets include intellectual property such as trade secrets, patents, trademarks and copyrights; as well as business, marketing and service plans; engineering and manufacturing ideas; designs, databases, records, salary information and any unpublished financial data and reports. Unauthorized use or distribution of this information violates Company policy and this Code.

Covered persons must endeavor to safeguard all electronic programs, data, communications and written materials from inadvertent access by others.  Theft, carelessness and waste have a direct impact on the Company’s profitability and will not be tolerated.  Covered persons must exercise reasonable care to prevent theft, damage or misuse of Company property and must report any actual or suspected theft, damage or misuse of Company property to a supervisor.

The Company provides computers, voice mail, electronic mail (e-mail) and Internet access to certain Covered Persons for the purpose of achieving the Company’s business objectives.   Covered Persons and other users of this property should have no expectation of privacy with respect to these communications and data.  The Company has the right to access, reprint, publish or retain any information created, sent or contained in the Company’s computer or e-mail systems of any company machine. Some incidental, personal use of these systems is permitted, such as during a Covered Person’s personal time. Abuse of this privilege, however, or using e-mail or the Internet for any purpose that is contrary to ethical or lawful conduct is expressly prohibited.

No Covered Person should make copies, resell or transfer software created by another company unless he or she is authorized under the applicable software license agreement.

11.           Waivers of the Code of Business Conduct and Ethics – Any waiver of this Code for the Chief Executive Officer, Chief Financial Officer, controller, principal accounting officer, persons performing similar functions, other officers or directors may be made only by the Board and will be timely disclosed to shareholders in a manner that complies with SEC and NASDAQ rules.  Any waiver of this Code for other employees may be made only by our Chief Executive Officer, Chief Financial Officer or General Counsel and shall be reported to the Audit Committee of the Board of Directors.

12.           Reporting Violations of Company Policies – All Covered Persons should report any violation or suspected violation of this Code to the appropriate Company personnel or to Values Line, our third party, toll-free reporting service. The Company’s efforts to ensure observance of, and adherence to, the goals and policies outlined in this Code mandate that Covered Persons bring any instance, occurrence or practice that they believe is or may be inconsistent with or in violation of this Code to the attention of their supervisors, managers, or other appropriate personnel. Covered Persons are encouraged to seek advice from appropriate Company personnel when in doubt about the best course of action in a particular situation.

To assist and encourage Covered Persons to report their concerns, the Company has made available Values Line, a toll-free hotline Covered Persons may call to report concerns of unethical or other improper behavior in violation of this Code. Values Line does not use call tracing or recording devices, and callers may report concerns anonymously if they wish. Covered Persons can reach Values Line at (888) 475-8376 twenty-four hours a day, seven days a week. When a Covered Person calls Values Line a trained specialist, who does not work directly for the Company, will ask a series of questions to better understand the nature of the concern and, based on the conversation with the Covered Person, will prepare a report that is forwarded to the Company’s senior management or board of directors for review, and if necessary, investigation.

Complaints or concerns regarding the Company’s accounting, internal accounting controls or auditing matters may also be confidentially and anonymously submitted to the Audit Committee of the Board of Directors by providing the same to the Director of Human Resources.

It is the responsibility of each of the Chief Executive Officer, Chief Financial Officer, controller, principal accounting officer, persons performing similar functions and all employees working in the Finance Department to promptly bring to the attention of the Chairman of the Audit Committee (a) any material information of which he or she may become aware that is omitted from or misstated in the disclosures made by the Company in its public filings, (b) any information he or she may have concerning (i) significant deficiencies in the design or operation of internal controls that could adversely affect the Company’s ability to record, process, summarize and report financial data or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s financial reporting, disclosures or internal control over financial reporting and (c) any information he or she may have concerning evidence of a material violation of the securities or other laws, rules or regulations applicable to the Company and the operation of its business, by the Company or any agent thereof, or any violation of this Code.

It is a federal crime for anyone to intentionally retaliate or take any harmful action against or interfere with the lawful employment or livelihood of any person who provides truthful information concerning a possible violation of any federal law to a law enforcement official. The Company will not permit any form of retribution against any person, who, in good faith, reports known or suspected violations of company policy. In cases in which a Covered Person reports a suspected violation, the Company representative with whom the matter is raised will treat all such questions and reports in confidence to the extent consistent with effective investigation and will not reveal the Covered Person’s identity unless permitted to do so by the Covered Person, or unless required to do so.

Covered Persons are expected to cooperate in internal investigations of misconduct.

13.           Compliance Procedures – The mere existence of a Code of Business Conduct and Ethics cannot ensure that Covered Persons will act legally and ethically at all times. To achieve optimal legal and ethical behavior, the individuals subject to the Code must adopt a methodology or an approach to dealing with potential problem situations. Here are a few steps to keep in mind when confronting legal and ethical issues:

•
Consult the Compliance Program, the Code or other Company policies and procedures. Refer to the Code and determine if the conduct in question is covered directly or implied in one of the Code sections. Check other written Company policies and procedures to determine if they apply.

•
Collect all relevant facts. In order to reach the right solution to a dilemma, it is necessary to be fully informed. Make a point to learn all the relevant facts associated with the issues at hand before taking action.

•	Use common sense and your good judgment. Ask yourself if the conduct in question seems right or proper. Consider your alternatives. If something seems unethical on its face, it probably is.

•
Discuss the problem with your supervisor. This is the basic guidance for all problem situations. More than likely, your supervisor has confronted this problem before and may already know what to do. Remember, dealing with such legal and ethical issues is part of your supervisor’s job.

•
Utilize Company resources. In those instances where it would not be appropriate to discuss an issue with your supervisor, you should contact the Company’s General Counsel or Director of Human Resources. These resources will connect you with Company personnel experienced in dealing with ethical and legal issues. If you would prefer to report the matter to someone outside the Company, you may also call Values Line at (888) 475-8376. Values Line will prepare a report based on your concern and will submit the report to senior management or the Board of Directors.

•
You may report potential and actual Code violations in confidence without fear of retaliation. Remember, in cases in which a Covered Person reports a suspected violation in good faith, anonymity will be protected. The Company will not permit any form of retribution against any person who reports known or suspected violations of Company policy.